Exhibit 10.2

VENOCO, INC.

2007 LONG-TERM INCENTIVE PROGRAM

This Venoco, Inc. 2007 Long-Term Incentive Program (the “Program”) is established pursuant to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”) and, in addition to the terms and conditions set forth below, is subject to the provisions of the Plan.  Unless otherwise defined herein, all terms used in this Program that are defined in the Plan shall have the meaning as defined in the Plan.

A.                                    PURPOSES

The Program is designed to enable eligible executives of Venoco, Inc. (the “Company”) to share in the future success of the Company’s business by providing them an opportunity to earn shares of the Company’s common stock (“Common Stock”), through the award of stock grants (“Awards”) contingent upon achieving certain performance measures.  Since the executives eligible to receive Awards under the Program are those in positions to make significant and direct contributions to the success of the Company, the Program is intended, accordingly, to promote a closer identity of interests between eligible employees and stockholders.

B.                                    AWARD TERMS AND CONDITIONS

1.                                       Eligibility and Participation.  All elected officers and other key employees who are considered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be likely to have a significant impact on the business of the Company are eligible to be designated as participants (“Participants”) and to receive Awards under the Program.

2.                                       Awards and Award Cycles.  The Committee shall, from time to time and in its sole discretion, establish such grant cycles (the “Grant Cycles”) for the Program as it deems appropriate.  In connection with each such Grant Cycle, the Committee shall designate those individuals or employee groups eligible to receive Awards with respect to such Grant Cycle and the number of target shares awarded to each such Participant (“Target Shares”).

3.                                       Vesting of Awards.  The extent to which Awards under the Program are vested is determined pursuant to the below performance criteria, based on total stockholder return (“TSR”) of the Common Stock, as determined in accordance with Section 3(c):

(a)                                  Measurement Periods.  With respect to each Grant Cycle, the Committee shall prescribe one or more measurement periods for purposes of determining vesting (the “Measurement Periods”).

(b)                                 TSR Peer Group Ranking.  The portion of each Award that becomes vested during a Measurement Period shall be determined by multiplying (i) the number of the

Participant’s Target Shares eligible for vesting with respect to such Measurement Period by (ii) the Vesting Amount, not to exceed 100%, as set forth in a schedule established by the Committee for such Grant Cycle and based on the percentile ranking of the TSR of the Common Stock during such Measurement Period when compared to the TSR during such Measurement Period of the common stock of the corporations included in the comparative group designated by the Committee (the “Comparative Group”) in Exhibit A (attached hereto and as amended from time to time in the sole discretion of the Committee); provided, however, that if the TSR of the Common Stock ranks below the 50th percentile among the corporations in the Comparative Group, then no Awards with respect to such Measurement Period shall vest.

(c)                                  Determination of TSR.  The TSR of the Common Stock and the TSR of the stock of each corporation included in the Comparative Group shall be equal to the appreciation of such stock assuming reinvested dividends (at the frequency such dividends are paid) during the applicable Measurement Period.  For purposes of determining the amount of a stock’s appreciation, the initial value of such stock shall be equal to the closing price of such stock on the principal exchange on which such stock is traded on the last trading day prior to the commencement of the applicable Measurement Period, and the final value shall be equal to the closing price of such stock on such exchange on the last day of such Measurement Period.

4.                                       Status of Awards Post-Vesting.

(a)                                  Lapse of Risk of Forfeiture.  The Participant’s Award is subject to a risk of forfeiture until such time the Committee determines that a Participant’s Award has vested pursuant to Section 3 above and the vesting conditions, if any, pursuant to the Notice of  Stock Award and Stock Award Agreement have been satisfied.  Upon vesting, restrictions on transferability shall lapse and the shares shall be released from escrow.

(b)                                 Termination of Employment During a Measurement Period.  Except as otherwise provided in an applicable employment agreement between the Participant and the Company, if a Participant’s employment is terminated for any reason prior to the end of a Measurement Period, the Award granted to that Participant with respect to such Measurement Period (and other Measurement Periods within a Grant Cycle to the extent not vested) shall be forfeited and be of no further force and effect.

5.                                       Deferrals.  A Participant may elect to defer the taxation associated with the receipt of an Award, provided such deferral is appropriately and timely communicated to the Company in a manner acceptable to the Company and compliant with Section 409A of the Code.  Any such deferral program shall be administered by the Committee in accordance with the rules and procedures it adopts from time to time, and in accordance with Section 409A of the Code.

C.                                  SECTION 162(m)

Notwithstanding any other provision of the Program to the contrary, and solely with respect to those Awards (i) made after the “material modification” of the Plan (within the meaning of Section 1.162-27(f)(2)(ii) of the Treasury Regulations) and (ii) intended to comply with Section 162(m) of the Code, such Awards shall be granted and administered in accordance with the Plan and, without limiting the generality of the foregoing, shall not exceed the limit established for long-term incentive awards pursuant to Section 4(a) of the Plan.  For each Grant Cycle, the Committee shall establish the applicable performance goals from the list of Qualifying Performance Criteria (as defined in Section 7(c) of the Plan) within the period of time as required pursuant to Section 162(m).  No Award shall be awarded or credited, unless otherwise determined by the Committee, until achievement of the applicable performance goals have been certified by the Committee (except where certification is not required).

D.                                    MISCELLANEOUS PROVISONS

1.                                       Other Terms.  The Committee shall determine the remaining terms and conditions of the Awards awarded under the Program.

2.                                       Amendment, Suspension or Termination of the Program.  The Committee may at any time amend, suspend or terminate the Program without the approval of the Company’s stockholders.

3.                                       Section 409A of the Code.  This Program, including any future amendments thereto which do not expressly amend this Section, is designed, and shall be administered and operated, in the good faith determination of the Committee, to be exempt from Section 409A of the Code.  Although the Company intends to administer the Program so that it is exempt from the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Program will qualify for such exemption or for favorable tax treatment under any other provision of federal, state, local or foreign law.  The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of his or her participation in the Program.

4.                                       Savings Clause.  This Program is intended to comply in all respects with applicable laws and regulations.  In case any one or more of the provisions of this Program shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; provided, however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Program to be construed in compliance with all applicable laws so as to foster the intent of this Program.

EXHIBIT A

Comparative Group

Until such time as changed in the sole and absolute discretion of the Committee, the Comparative Group for purposes of Awards made under the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan and pursuant to the Venoco, Inc. 2007 Long-Term Incentive Program consists of the following:

Berry Petroleum	Plains Exploration & Production
Bill Barrett	Quicksilver Resources
Clayton Williams Energy	Range Resources
Comstock Group	Rosetta Resources
Denbury Resources	St. Mary Land & Exploration
Encore Acquisition	Stone Energy
Harvest Natural Resources	Swift Energy
Meridian Resource	Whiting Petroleum

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